EXHIBIT (p)(14)


                    FIRST WESTERN INVESTMENT MANAGEMENT, INC.

                                 CODES OF ETHICS

INTRODUCTION

On July 2, 2004, the Securities and Exchange Commission adopted a new rule and rule amendments under Section 204 of the Investment Advisers Act of 1940 that require all registered investment advisers to adopt codes of ethics. The codes of ethics must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel. The rule and rule amendments are intended to promote compliance with fiduciary standards by advisers and their personnel. FWIM strongly supports the fundamental requirement that all investment advisers adopt and implement written codes of ethics. FWIM endorses standards and principles that emphasize an investment adviser's fiduciary duty. FWIM'S current standards state that investment advisers are fiduciaries and thereby have the responsibility to render professional, continuous, and UNBIASED investment advice. Fiduciaries owe their clients a duty of honesty, good faith, and fair dealing. As a fiduciary, FWIM must act at all times in the client's best interests and must avoid or disclose conflicts of interests. Codes of ethics emphasize and implement these fundamental principles.

This Code of Ethics is created with investors' best interest in mind. This standard of conduct is for all "supervised" and "access" persons. In addition to the Code, all supervised persons are required to comply with all applicable securities laws. A "supervised person" includes a director, officer, partner, employee, or any other person who provides advice on behalf of the advisor and is subject to the advisor's supervision and control.

FWIM's code of ethics sets the tone for the conduct and professionalism of the firm's employees, officers, and directors. Because the ethical culture of FWIM is of critical importance and must be supported at the highest levels of the firm, its Code of Ethics has been endorsed by senior management.

The Code outlines ethical conduct in several key areas:

      o     Protect the firm's clients by deterring misconduct;

      o Educate employees regarding the firm's expectations and the laws governing their conduct;

      o Remind employees that they are in a position of trust and must act with complete propriety at all times;

      o     Protect the reputation of the firm;

      o     Guard against violation of the securities laws; and

      o Establish procedures for employees to follow so that the firm may determine whether their employees are complying with the firm's ethical principles.

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While this Code outlines key areas of ethical conduct, more detailed information is found in the FWIM Compliance Manual, the policies and procedures of the different areas of the firm, and the firm's Employee Handbook.

Because the Code does not address every possible situation that may arise, firm personnel are responsible for exercising good judgment and applying ethical principles. Integrity and good judgment enhances FWIM's brand and builds its reputation in the communities in which we operate, and are the foundation of trust for our client and community relationships.

                           PART 1. GENERAL PRINCIPLES

FWIM has an overarching fiduciary duty to its clients and firm personnel have the obligation to uphold that fundamental duty.

The firm's general principles include but are not limited to:

      1.    The duty at all times to place the interests of clients first;

      2. The requirement that all personal securities transactions be conducted in such a manner as to be consistent with the code of ethics and to avoid any actual or potential conflict of interest or any abuse of an employee's position of trust and responsibility;

      3. The principle that investment adviser personnel should not take inappropriate advantage of their positions;

      4. The fiduciary principle that information concerning the identity of security holdings and financial circumstances of clients is confidential; and

      5. The principle that independence in the investment decision-making process is paramount.

Adhering to these general principles is of the utmost importance in protecting and upholding the firm's reputation, as well as principles of honesty, integrity, and professionalism.

INTEGRITY

We shall offer and provide professional services with integrity. Integrity demands honesty and candor, which must not be subordinated to personal gain and advantage. Within the characteristic of integrity, allowance can be made for innocent error and legitimate differences of opinion; but integrity cannot co-exist with deceit or subordination of one's principles. Integrity requires us to observe not only the letter but also the spirit of this Code of Ethics.

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OBJECTIVITY

We shall be objective in providing professional services to our clients. Objectivity requires intellectual honesty and impartiality. It is an essential quality for any professional. Regardless of the particular service rendered or the capacity in which a financial planner functions, we will protect the integrity of our work, maintain objectivity and avoid subordination of our judgment that would be in violation of this Code of Ethics.

COMPETENCE

We shall provide services to our clients competently and maintain the necessary knowledge and skill to continue to do so in those areas in which we are engaged. We are competent only when we attain and maintain an adequate level of knowledge and skill, and apply that knowledge effectively in providing services to our clients. Competence also includes the wisdom to recognize the limitations of that knowledge and when consultation or client referral is appropriate.

FAIRNESS

We shall perform professional services in a manner that is fair and reasonable to our clients, principles, partners and employers, and shall disclose conflict(s) of interest in providing such services. Fairness requires impartiality, intellectual honesty and disclosure of conflict(s) of interest. It involves a subordination of one's own feelings, prejudices and desires so as to achieve a proper balance of conflicting interests. Fairness is treating others in the same fashion that you would want to be treated and is an essential trait of any professional.

CONFIDENTIALITY

We shall not disclose any confidential client information without the specific consent of the our client unless in response to proper legal process, to defend against alleged charges of wrongdoing by us in connection with a civil dispute between us and client. A client, by seeking our services, may be interested in creating a relationship of personal trust and confidence. We understand that this type of relationship can only be built upon the understanding that information supplied to us by our clients with be confidential. In order to provide the contemplated services effectively and to protect the client's privacy, we shall safeguard the confidentiality of such information.

PROFESSIONALISM

Our conduct in all matters shall reflect credit upon the profession. Because of the importance of the professional services we provide, there are attendant responsibilities to behave with dignity and courtesy to all who use our services, fellow professionals, and those in related professions. We also intend to cooperate with the other professionals to improve the quality of our services.

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DILIGENCE

We shall act diligently in providing professional services. Diligence is the provision of services in a reasonably prompt and thorough manner. Diligence also includes proper planning for and supervision of, the rendering of professional services.

COMPLIANCE WITH LAWS AND REGULATIONS.

Supervised persons must comply with applicable federal securities laws including but not limited to avoiding or disclosing conflicts of interest, personal trading practices, adherence to privacy and anti-money laundering requirements. Additional requirements are set forth in FWIM's Compliance Manual.

GIFTS AND ENTERTAINMENT.

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. THE OVERRIDING PRINCIPLE IS THAT SUPERVISED PERSONS SHOULD NOT ACCEPT INAPPROPRIATE GIFTS, FAVORS, ENTERTAINMENT, SPECIAL ACCOMMODATIONS, OR OTHER THINGS OF MATERIAL VALUE THAT COULD INFLUENCE THEIR DECISION-MAKING OR MAKE THEM FEEL BEHOLDEN TO A PERSON OR FIRM. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

OTHER OUTSIDE ACTIVITIES.

The firm discourages supervised persons from engaging in outside business or investment activities that may interfere with their duties with the firm.

PERSONAL TRADING

MONITORING OF PERSONAL SECURITIES TRANSACTIONS. A designated person shall review personal securities transactions and holdings periodically for abuse or potential conflicts with those of our clients.

ANNUAL CODE CERTIFICATION

All supervised persons shall annually certify that they have read, understood, and complied with the Code of Ethics.

FURTHER INFORMATION REGARDING THE CODE

Supervised persons may contact FWIM's Chief Compliance Officer for additional information about the code or any other ethics-related questions.

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